Exhibit 23.6

CONSENT OF HARRY PARKER

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) filed with the United States Securities and Exchange Commission on April 2, 2007, pursuant to the Securities Exchange Act of 1934, as amended.

I hereby consent to the use of and reference to my name as a Qualified Person for Sections 1.3, 17 to 17.8, 19.1 and 20.1 of the Oyu Tolgoi Technical Report dated March 30, 2007 under the heading “Item 3: Description of the Business – Oyu Tolgoi Copper and Gold Project” in the Company’s Annual Information Form for the year ended December 31, 2006, dated March 30, 2007, and in the 40-F, which are incorporated by reference into the registration statement on Form S-8 (File Nos. 333-113048, 333-128205 and 333-135595) of Ivanhoe Mines Ltd.

HARRY PARKER
/s/ Harry Parker
Title: Technical Director
Company: AMEC

Dated: May 29, 2007